TIMCO Aviation Services, Inc.

NEWS

Release:	January 26, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
Fritz Baumgartner, Vice President and Corporate Controller
Kevin Carter, Vice President/Planning and Treasurer
(336) 668-4410

TIMCO AVIATION SERVICES, INC. ANNOUNCES COMMENCEMENT OF OFFER OF
PREMIUM FOR EARLY CONVERSION OF ITS OUTSTANDING SENIOR AND
JUNIOR SUBORDINATED CONVERTIBLE PIK NOTES INTO COMMON STOCK

     Greensboro, North Carolina, January 26, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced that it has commenced its previously announced offer to the holders of its 8% senior subordinated convertible PIK notes due 2006 (“Senior Notes”) and to the holders of its 8% junior subordinated convertible PIK notes due 2007 (“Junior Notes”, and collectively with the Senior Notes, the “Notes”) to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock (“Common Stock”). In connection with the offer, the Company is also soliciting consents from the holders of the Notes to proposed amendments to the indentures governing the Notes. The proposed amendments will remove all material covenants contained in the indentures governing the Notes. The offer and consent solicitation will expire at 5:00 p.m., New York City time on Tuesday, March 1, 2005, unless extended.

     This press release is not an offer or solicitation for the early conversion of the Notes into Common Stock, which can only be made on the terms and subject to the conditions described in the Tender Offer Statement (including an offering circular, a related letter of transmittal and other offer documents) filed with the U.S. Securities and Exchange Commission (“SEC”). The Tender Offer Statement is being made available to all holders of Notes at no expense to them. The Tender Offer Statement is also available at no charge at the SEC’s website at www.sec.gov. The Tender Offer Statement contains important information that should be read carefully before any decision is made with respect to the offer and consent solicitation.

     TIMCO Aviation Services, Inc. is among the world’s largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MR&O businesses: TIMCO, which, with its four active locations (Greensboro, NC, Macon, GA, Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world; Aircraft Interior Design and Brice Manufacturing, which specialize in the refurbishment of aircraft interior components and the manufacture and sale of aftermarket parts and new aircraft seats; TIMCO Engineered Systems, which provides engineering services both to our other MR&O operations and to our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.

TIMCO Aviation Services, Inc. announces commencement of offer of premium for early
conversion of its Senior Notes and Junior Notes into Common Stock.	Page 2

     This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including satisfaction of the conditions to completion of the tender offer contained in the Tender Offer Statement and those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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